First BanCorp. Announces Termination of Consent Order

SAN JUAN, Puerto Rico – April 30, 2015 – First BanCorp. (the “Corporation”) (NYSE: FBP), announced today that its wholly-owned banking subsidiary, FirstBank Puerto Rico (“FirstBank” or “the Bank”), received notification from the Federal Deposit Insurance Corporation that, effective April 29, 2015, the Consent Order under which FirstBank has been operating since June 2, 2010 was terminated.

President and Chief Executive Officer Aurelio Aleman stated, “I am very pleased to report that after almost five years our Consent Order has been lifted. The termination of the Consent Order marks yet another significant milestone for FirstBank, reflecting our improved performance and our team’s dedication and determination to improving our franchise capital position, asset quality and profitability.”

“I want to take this opportunity to thank our Board of Directors, shareholders and especially our dedicated staff. I would also like to thank our clients for their continuous support over the years. We realize there is more work to be done and look forward to the future.”

About First BanCorp

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 153 branches, stand-alone offices, and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; and First Management of Puerto Rico, a domestic corporation that holds tax-exempt assets. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.firstbankpr.com.

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Contact:
John B. Pelling III
Investor Relations Officer
john.pelling@firstbankpr.com
(305) 577-6000 Ext. 162